ANI Pharmaceuticals Reports Net Revenues of $7.8 million, adjusted Non-GAAP EBITDA of $1.7 Million, and EPS of $0.13 for the Third Quarter Ended September 30, 2013

Baudette, Minnesota (November 7, 2013) – ANI Pharmaceuticals, Inc. (NASDAQ: ANIP) today reported results for the three and nine months ended September 30, 2013.

Third quarter and year-to-date highlights include:

•	Third quarter net revenues of $7.8 million, reflecting an increase of 56% versus $5.0 million for the same period in 2012.

•	Third quarter net income from continuing operations of $1.0 million and third quarter EPS of $0.13.

•	Third quarter adjusted non-GAAP net income from continuing operations of $1.5 million and adjusted non-GAAP EPS from continuing operations of $0.16.

•	Third quarter adjusted non-GAAP EBITDA of $1.7 million, reflecting an increase of 539% versus the prior year period.

•	ANI announced an agreement for the development and marketing of an oral soft gel prescription product with Sofgen Pharmaceuticals.

•	Year-to-date net revenues of $19.5 million increased 30% versus $15.0 million in the first nine months of 2012.

•	Year-to-date adjusted non-GAAP EBITDA of $3.6 million increased 107% over the prior year period.

Net revenues and Adjusted Non-GAAP EBITDA	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net revenues	$7,836,222	$5,036,024	$19,549,670	$15,049,619
Adjusted Non-GAAP EBITDA(a)	$1,692,667	$264,962	$3,579,067	$1,728,030

(a) See Table 2 for US GAAP reconciliation.

Arthur S. Przybyl, President and CEO, stated, "Our revenues continue to exhibit strong organic growth, increasing by 56% to $7.8 million in the third quarter.  At the same time, our cost of sales decreased by 12 percentage points, from 46% to 34%, as we continue to grow sales in our higher margin products.  We expect our fourth quarter 2013 revenues to exceed $9 million. ANI will begin to hold quarterly conference calls when we announce our fourth quarter and year end results.”

Third Quarter Results

For the three months ended September 30, 2013, ANI Pharmaceuticals, Inc. (“ANI”) reported net revenues of $7.8 million, an increase of 56% from $5.0 million for the same period last year. The increase in revenues was primarily due to a 93% increase in net prescription sales, from $3.3 million to $6.4 million. This was partially offset by a 16% decrease in contract sales and royalties from $1.7 million to $1.5 million.

Adjusted non-GAAP EBITDA was $1.7 million for the three months ended September 30, 2013, compared to $265,000 for the same period in the prior year, an increase of 539%.

Cost of sales decreased as a percentage of net sales to 34% from 46%, primarily due to a favorable shift in sales mix toward higher margin products.

Research and development costs increased by 205% to $454,000 for the three months ended September 30, 2013, from $149,000 in the prior year period, due to increased spending on development activities.

Selling, general and administrative (“SG&A”) expenses and salaries and benefits increased to $3.5 million for the three months ended September 30, 2013 from $2.5 million in the prior year period. The increase was primarily due to merger-related expenses totaling $501,000, increases in personnel, as well as consulting, legal and other fees related to becoming a public company.

Operating income was $810,000 for the three months ended September 30, 2013, which included $501,000 of merger-related expenses.

Net income from continuing operations was $1.0 million for the three months ended September 30, 2013, which included $501,000 of merger-related expenses. Excluding those expenses, adjusted non-GAAP net income from continuing operations was $1.5 million and adjusted non-GAAP earnings per share from continuing operations was $0.16 (see Table 3 for US GAAP reconciliation) .

Results for Nine Months ended September 30, 2013

For the nine months ended September 30, 2013, ANI reported net revenues of $19.5 million, an increase of 30% from $15.0 million for the same period last year. The increase in revenues was primarily due to a 59% increase in net prescription sales, from $8.7 million to $13.8 million. This was partially offset by a 10% decrease in contract sales and royalties, from $6.3 million to $5.7 million.

Adjusted non-GAAP EBITDA was $3.6 million for the nine months ended September 30, 2013, compared to $1.7 million for the same period in the prior year, an increase of 107%.

Cost of sales decreased as a percentage of net sales to 36% from 42%, primarily due to a favorable shift in sales mix toward higher margin products.

Research and development costs increased by 87% to $1.2 million in the nine months ended September 30, 2013, from $637,000 in the prior year, due to increased spending on development activities. ANI filed one ANDA during the period.

SG&A expenses and salaries and benefits increased to $13.0 million from $6.5 million. The increase was primarily due to merger-related non-cash equity bonuses paid to ANI executives of $4.4 million, consistent with the Company’s belief in employee ownership to further alignment with shareholders, and $1.1 million in merger-related expenses.

Operating loss was $2.6 million for the nine months ended September 30, 2013, which included $5.5 million of merger-related expenses.

Net loss from continuing operations was $3.3 million for the nine months ended September 30, 2013, which included $6.2 million of merger-related expenses.

Selected Balance Sheet Data

	September 30,	December 31,
	2013	2012
Cash	$10,929,806	$11,028
Restricted Cash	$2,260,100	$-
Non-cash Current Assets	$12,904,853	$8,555,279
Total Current Assets	$26,094,759	$8,566,307
Current Liabilities	$6,597,023	$7,711,082
Current Ratio	4.0	1.1

As a result of the merger with BioSante, ANI’s balance sheet strengthened considerably, with $10.9 million of unrestricted cash at September 30, 2013, increased from $11,000 at December 31, 2012. Additionally, as of September 30, 2013, ANI had retired all of its debt. ANI’s non-cash current assets increased by $4.3 million due primarily to increases in accounts receivable, resulting from increased sales for the quarter. ANI’s working capital ratio increased to 4.0 at September 30, 2013, from 1.1 at December 31, 2012.

Total shares issued and outstanding at September 30, 2013 were 9.5 million.

ANI Product Development Pipeline

Products	ANI	Partnered	Total
At FDA	5	1	6
Development	1	5	6

The pipeline includes extended-release products, narcotics, anti-cancers, oral solutions, suspensions and solid dosage forms. These twelve generic products address a total annual market size of approximately $771 million, based on data from IMS Health.

Non-GAAP Financial Measures

Adjusted Non-GAAP EBITDA

ANI considers adjusted non-GAAP EBITDA to be an important financial indicator of ANI’s operating performance, providing investors and analysts with a useful measure of continuing operation results unaffected by merger-related expenses and differences in capital structures, tax structures, capital investment cycles, ages of related assets and compensation structures among otherwise comparable companies. Management uses adjusted non-GAAP EBITDA when analyzing Company performance.

Adjusted non-GAAP EBITDA is defined as operating income/(loss) from continuing operations, excluding depreciation, amortization, and merger-related operating expenses. Adjusted non-GAAP EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under GAAP. A reconciliation of adjusted non-GAAP EBITDA to the most directly comparable GAAP financial measure is provided in Table 2.

Adjusted Non-GAAP Net Income and EPS from Continuing Operations

ANI uses adjusted non-GAAP net income and earnings per share from continuing operations to analyze the Company’s performance and to provide investors and analysts with useful measures of continuing operations results unaffected by merger-related expenses.

Adjusted non-GAAP net income and earnings per share from continuing operations is defined as net income/(loss) from continuing operations excluding merger-related expenses. Adjusted non-GAAP net income and earnings per share from continuing operations should be considered in addition to, but not in lieu of, net income or loss reported under GAAP. A reconciliation of adjusted non-GAAP net income and earnings per share from continuing operations to the most directly comparable GAAP financial measure is provided in Table 3.

About ANI

ANI is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. In two facilities with combined manufacturing, packaging and laboratory capacity totaling 173,000 square feet, ANI manufactures oral solid dose products, as well as liquids and topicals, including narcotics and those that must be manufactured in a fully contained environment due to their potency and/or toxicity. ANI also performs contract manufacturing for other pharmaceutical companies. Over the last two years ANI has launched three new products and has eleven products in development. ANI’s targeted areas of product development include narcotics, anti-cancers and hormones (potent compounds), and extended release niche generic product opportunities. ANI’s other products include an FDA-approved testosterone gel, which is licensed to Teva Pharmaceuticals USA. For more information please visit our website www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical; these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the potential benefits of the recent merger between BioSante Pharmaceuticals, Inc. and ANIP Acquisition Company, statements about the Company’s plans, objectives, expectations and intentions with respect to future operations and products, the anticipated financial position, operating results and growth prospects of the Company and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Company’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others, the risk that the Company may in the future be required to seek FDA approval for its unapproved products or withdraw such products from the market; the Company may fail to meet NASDAQ listing requirements; general business and economic conditions; the Company’s need for and ability to obtain additional financing; the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; and the marketing success of the Company’s licensees or sublicensees. More detailed information on these and additional factors that could affect the Company’s actual results are described in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as its proxy statement/prospectus, filed with the Securities and Exchange Commission on May 8, 2013. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company’s current beliefs and expectations. ANI undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:

Arthur S. Przybyl

(218) 634-3608

arthur.przybyl@anipharmaceuticals.com

ANI Pharmaceuticals, Inc.
Table 1: US GAAP Income Statement
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net Revenues	$7,836,222	$5,036,024	$19,549,670	$15,049,619

Operating Expenses
Cost of sales (excl. depreciation
and amortization)	2,629,119	2,321,773	7,066,195	6,292,377
Salaries and benefits	1,729,066	1,291,667	8,699,638	3,516,427
Freight	81,416	80,622	224,189	242,814
Research and development	453,897	148,650	1,187,461	636,726
Selling, general and administrative	1,750,734	1,256,754	4,261,182	2,961,649
Depreciation and amortization	381,699	143,959	672,828	425,238

Total Operating Expenses	7,025,931	5,243,425	22,111,493	14,075,231

Operating Income/(Loss) from
Continuing Operations	810,291	(207,401)	(2,561,823)	974,388

Other Income/(Expense)
Interest expense	-	(81,225)	(466,902)	(1,239,137)
Other income/(expense)	147,563	(91,205)	(336,393)	(190,605)

Net Income/(Loss) from
Continuing Operations
Before Income Tax Benefit	957,854	(379,831)	(3,365,118)	(455,354)

Income tax benefit	82,852	866	82,852	36,327

Net Income/(Loss) from
Continuing Operations	1,040,706	(378,965)	(3,282,266)	(419,027)

Discontinued Operation
Gain on discontinued operation,
net of tax	150,337	1,617	150,337	67,793

Net Income/(Loss)	$1,191,043	$(377,348)	$(3,131,929)	$(351,234)

Basic and Diluted Earnings
(Loss) Per Share
Continuing operations	$0.11	$(1,295.82)	$(2.31)	$(4,689.38)
Discontinued operation	0.02	0.72	0.04	66.99
Basic and Diluted Earnings
(Loss) Per Share	$0.13	$(1,295.10)	$(2.27)	$(4,622.39)

Basic and Diluted Weighted-
Average Shares Outstanding	9,480,206	2,243	3,578,178	1,012

ANI Pharmaceuticals, Inc.
Table 2: Adjusted EBITDA Calculation and US GAAP to Non-GAAP Reconciliation
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Operating Income/(Loss) from
Continuing Operations	$810,291	($207,401)	($2,561,823)	$974,388

Add back
Depreciation and amortization	381,699	143,959	672,828	425,238
Merger-related expenses, not
already added back	500,677	328,404	5,468,062	328,404
Adjusted EBITDA	1,692,667	264,962	3,579,067	1,728,030

ANI Pharmaceuticals, Inc.
Table 3: Adjusted Net Income and EPS from Continuing Operations Calculation and US GAAP to Non-GAAP Reconciliation
(unaudited)

	Three months ended September 30,

	2013

		Per Share Amounts

Net Income from Continuing Operations	$1,040,706	$0.11

Add back
Merger-related expenses	500,677	0.05

Adjusted Net Income from Continuing Operations	$1,541,383	$0.16